EXHIBIT 99.1

Union Local Ratifies New Five-Year Labor Contract With MGP Ingredients, Inc.

ATCHISON, Kan., July 16, 2009 (GLOBE NEWSWIRE) -- Local 74D of the United Food and Commercial Workers (UFCW) Union yesterday ratified a new five-year collective bargaining unit agreement with MGP Ingredients, Inc. (Nasdaq:MGPI). The agreement, which covers union employees at the company's Atchison, Kan., plant, takes effect on Aug. 3, 2009 and extends through Aug. 31, 2014.

"We are very pleased with the outcome of yesterday's vote by members of the union local," said Dave Rindom, vice president of human resources. "My sincerest compliments go out to the union's negotiating team and overall membership for the exemplary manner in which discussions were held and thoughts exchanged regarding the various components of this agreement."

Jason Simmers, president of local 74D, offered similar comments, expressing gratefulness "to both sides of the negotiating process for efforts which ultimately resulted in our new, multi-year contract with the company." He added: "I believe this contract shows our willingness to improve the conditions at MGPI given these challenging economic times. Our members have elected to bear a lower financial package than would have been anticipated otherwise in hopes of helping support a stronger, more secure company for the future."

The previous labor contract between the company and Local 74D ran from Sept. 1, 2005 through Aug. 31, 2008. Following the rejection of a new two-year agreement proposed by the company last summer, the union enacted a work stoppage at the Atchison plant that lasted from Sept. 27 through Oct. 10. The work stoppage ended when union members voted in favor of the company's offer to reinstate the previous contract through August 2009.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based ingredients and alcohol products for the branded packaged goods industry. The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

CONTACT:  MGP Ingredients, Inc.
          Steve Pickman
          913-367-1480